                                                                    EXHIBIT 12

                            BOYD GAMING CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                        Nine Months Ended
                                             March 31,             For the Years Ended June 30,
                                        -----------------  --------------------------------------------
                                          1996     1995      1995     1994     1993     1992     1991
                                        -------   -------  --------  -------  -------  -------  -------
Earnings before Income Taxes........... $43,417   $44,560  $ 64,199  $18,155  $31,603  $ 9,633  $ 1,383
Add:
  Fixed Charges........................  45,508    43,518    58,295   48,667   36,422   40,959   41,347
Less:
  Capitalized Interest.................  (3,920)   (3,319)   (7,100)  (6,600)      --       --   (3,513)
                                        -------   -------  --------  -------  -------  -------  -------
Earnings (A)........................... $85,005   $84,759  $115,394  $60,222  $68,025  $50,592  $39,217
                                        =======   =======  ========  =======  =======  =======  =======
Fixed Charges:
  Interest Expense..................... $39,322   $37,940  $ 48,443  $39,472  $33,888  $38,493  $37,210
  Capitalized Interest.................   3,920     3,319     7,100    6,600       --       --    3,513
  Amortization of Issue Costs..........   1,587     1,579     1,832    1,832    1,832    1,832      107
  Portion of rents representative
    of interest factor.................     679       680       920      763      702      634      517
                                        -------   -------  --------  -------  -------  -------  -------
Fixed Charges (B)...................... $45,508   $43,518  $ 58,295  $48,667  $36,422  $40,959  $41,347
                                        =======   =======  ========  =======  =======  =======  =======
Ratio of Earnings to Fixed Charges
  (A divided by B).....................    1.87      1.95      1.98     1.24     1.87     1.24       --(1)
                                        =======   =======  ========  =======  =======  =======  =======

(1) Earnings were not sufficient to cover fixed charges for the year ended June 30, 1991. The coverage deficiency was $2.13 million.